Exhibit 99.1

OFS CAPITAL CORPORATION

OFS CAPITAL CORPORATION ANNOUNCES FIRST QUARTER 2015 FINANCIAL RESULTS

Declares a $0.34 Per Share Distribution

Average Yield of Portfolio Increased by 68 Basis Points in Q1 of 2015

Chicago, IL—May 8, 2015—OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital”, “we”, “us”, or “our”) today announced its financial results for the fiscal quarter ended March 31, 2015.

RECENT CORPORATE DEVELOPMENTS:

•	During the first quarter of 2015, net investment income was $2.7 million, or $0.28 per share, and adjusted net investment income (a non-GAAP measure described below) was $2.8 million, or $0.29 per share.
•	During the first quarter of 2015, OFS Capital increased its weighted average yield on debt investments (at fair value) by 68 basis points, to 10.24%, from 9.56% at December 31, 2014.
•	OFS Capital’s small business investment company fund, OFS SBIC I, LP (“SBIC I LP”) debt investments were $189.5 million (at fair value) as of March 31, 2015, accounting for 64% of OFS Capital’s total loan portfolio, with an average weighted yield of 12.13%.
•	During the first quarter of 2015, OFS Capital closed investments in five portfolio companies totaling approximately $24.8 million.
•	On May 4, 2015, OFS Capital’s Board of Directors declared a distribution of $0.34 per share for the second quarter of 2015, payable on June 30, 2015 to shareholders of record as of June 16, 2015.

“This quarter, we reached another important milestone by increasing the average yield on our portfolio to more than 10%,” said Bilal Rashid, Chairman and Chief Executive Officer of OFS Capital. “As part of our continued focus on growing our earnings, we are optimizing our portfolio as well as our capital structure, and we continue to position ourselves to meet the growing demand for loans from middle market companies.”

HIGHLIGHTS

($ in millions, except for per share data)

Portfolio Overview	As of March 31, 2015
Total assets	$347.3
Investment portfolio, at fair value	$316.2
Net assets	$137.6
Net asset value per share	$14.24
Weighted average yield on debt investments (at fair value)	10.24%

Operating Results	Quarter ended March 31,
	2015	2014
Total investment income	$7.6	$5.0
Net investment income	$2.7	$1.4
Net investment income per common share, basic and diluted	$0.28	$0.15
Adjusted net investment income (a Non-GAAP measure described below)	$2.8	$1.4
Adjusted net investment income (a Non-GAAP measure described below) per share, basic and diluted	$0.29	$0.15
Net increase in net assets resulting from operations	$3.2	$2.1

Portfolio Activity	Quarter ended March 31,
	2015	2014
Number of new portfolio companies	3	1
Investments in new portfolio companies	$18.0	$3.0
Number of follow-on investments	2	1
Investments in existing portfolio companies	$6.8	$0.8
Number of portfolio companies at end of period	60	56

PORTFOLIO AND INVESTMENT ACTIVITIES

During the first quarter of 2015, OFS Capital closed investments in five portfolio companies totaling approximately $24.8 million, consisting of $18.0 million of investments in three new portfolio companies and $6.8 million of follow-on investments in two portfolio companies. Specifically, SBIC I LP made two new debt investments consisting of $6.0 million of a senior secured debt investment and $10.0 million of a subordinated debt investment, as well as $6.8 million of follow-on debt investments during the first quarter of 2015. In addition, OFS Capital made a new equity investment of $2.0 million during the first quarter of 2015.

The total fair value of OFS Capital’s investment portfolio was $316.2 million as of March 31, 2015, which was equal to 99.7% of cost. The portfolio included outstanding loans of approximately $302.4 million in aggregate principal amount (with an aggregate fair value of $294.9 million) in 58 portfolio companies. Of this $302.4 million, SBIC I LP held debt investments of approximately $191.8 million in aggregate principal amount ($189.5 million fair value) in 25 portfolio companies. SBIC I LP also held equity securities with an aggregate fair value of $19.3 million. Of this $19.3 million, $18.4 million was invested in 15 portfolio companies in which SBIC I LP also held debt investments and $0.9 million was invested in one portfolio company in which SBIC I LP solely held an equity investment. In addition, OFS Capital held an equity investment of $2.0 million.

As of March 31, 2015, floating rate loans comprised 70% of OFS Capital’s debt investment portfolio, with the remaining 30% in fixed rate loans, as a percentage of fair value. As of March 31, 2015, 73% of OFS Capital’s investment portfolio at fair value was comprised of senior secured loans, 20% of subordinated loans, and 7% of equity investments. The weighted average yield on debt investments was 10.24% at March 31, 2015. OFS Capital had unfunded commitments of $7.6 million in six portfolio companies at quarter’s end.

RESULTS OF OPERATIONS

Investment income

Total investment income increased by approximately $2.6 million, or 52%, for the three months ended March 31, 2015 as compared to the three months ended March 31, 2014. The $2.6 million increase in total investment income was due to an increase in interest income, and dividend and fee income. The increase in interest income was primarily attributable to an increase in debt investments originated by SBIC I LP (“SBIC I LP Investments”) during the three months ended March 31, 2015, which typically have a higher yield than the debt investments held by OFS Capital WM, LLC (“OFS Capital WM”), our wholly-owned subsidiary (“OFS Capital WM Investments”). The increase in dividend and fee income was primarily attributable to our recognition of dividend income contractually earned but not declared on certain of our preferred equity investments primarily held by SBIC I LP during the three months ended March 31, 2015, as well as fee income recognized by SBIC I LP in connection with certain of its debt investments. The increase in total investment income from SBIC I LP Investments was offset by a decrease in interest income from OFS Capital WM Investments due to a decrease in OFS Capital WM Investments since the quarter ended March 31, 2014.

Interest Income:

For the three months ended March 31, 2015, we generated total interest income from non-control/non-affiliate investments in the amount of approximately $5.8 million, of which approximately $3.9 million was generated by SBIC I LP Investments and $1.9 million by OFS Capital WM Investments. For the three months ended March 31, 2014, interest income from non-control/non-affiliate investments was approximately $3.8 million, of which approximately $0.5 million was generated by SBIC I LP Investments and $3.3 million by OFS Capital WM Investments. The increase in interest income from non-control/non-affiliate investments generated by SBIC I LP Investments of approximately $3.4 million was attributable to an increase in debt investments originated by SBIC I LP since the quarter ended March 31, 2014. The decrease in interest income from non-control/non-affiliate investments generated by OFS Capital WM Investments of approximately $1.4 million was primarily due to the decrease in OFS Capital WM Investments since the quarter ended March 31, 2014.

SBIC I LP holds all of our affiliate investments. For the three months ended March 31, 2015 and 2014, SBIC I LP generated total interest income from affiliate investments in the amount of approximately $1.3 million and $0.8 million, respectively. The increase in total interest income from affiliate investments of approximately $0.5 million was primarily due to an increase in debt investments originated by SBIC I LP since the quarter ended March 31, 2014.

SBIC I LP held our only control investment in Tangible Software, Inc. (“Tangible”) until December 17, 2014, when the Tangible investment was restructured. The post-restructured debt investment was categorized as an affiliate investment. For the three months ended March 31, 2014, SBIC I LP generated total interest income from control investment in the amount of approximately $0.3 million.

Dividend and Fee Income:

During the three months ended March 31, 2015 and 2014, SBIC I LP generated dividend and fee income of approximately $0.5 million and $0.1 million, respectively. The increase of approximately $0.4 million was primarily due to our recognition of approximately $0.3 million in dividend income contractually earned but not declared on certain of our preferred equity investments primarily held by SBIC I LP during the three months ended March 31, 2015, as well as fee income of approximately $0.1 million recognized by SBIC I LP in connection with certain of its debt investments.

Total expenses

Total expenses increased by approximately $1.3 million, or 35%, for the three months ended March 31, 2015, as compared to the three months ended March 31, 2014.

Interest expense increased by approximately $0.2 million for the three months ended March 31, 2015, compared to the three months ended March 31, 2014, due to an increase of approximately $0.5 million in interest expense incurred on our Small Business Administration (“SBA”) debentures, which increased substantially at March 31, 2015 compared with the debenture balance at March 31, 2014, offset by a 2015 decrease of approximately $0.3 million in interest expense on OFS Capital WM’s credit facility (“OFS Capital WM Credit Facility”), primarily due to lower borrowings on the facility in 2015.

Amortization and write-off of deferred financing closing costs increased by approximately $0.4 million for the three months ended March 31, 2015, compared to the three months ended March 31, 2014, primarily due to a write-off of deferred financing closing costs in the amount of approximately $0.4 million in connection with our March 2015 permanent reduction of the OFS Capital WM Credit Facility from $100.0 million to $75.0 million.

Management fee expense totaled approximately $1.6 million for the three months ended March 31, 2015, consisting of approximately $1.5 million of base management fee expense we incurred to OFS Advisor and approximately $0.1 million of loan management fee charged by MCF Capital Management, LLC (“MCF Capital”), the loan manager for OFS Capital WM. Management fee expense totaled approximately $1.3 million for the three months ended March 31, 2014, consisting of approximately $1.1 million of base management fee expense we incurred to OFS Advisor and approximately $0.2 million of loan management fee charged by MCF Capital. The base management fee to OFS Advisor increased by approximately $0.4 million primarily due to an increase in our average total assets at March 31, 2015 and December 31, 2014 (“2015 Management Fee Base”), as compared to our average total assets at March 31, 2014 and December 31, 2013 (“2014 Management Fee Base”). The increase in the 2015 Management Fee Base as compared to the 2014 Management Fee Base was largely attributable to the higher SBIC I LP Investments balance at March 31, 2015 as compared to March 31, 2014. The loan management fee charged by MCF Capital decreased by $0.1 million due to a decrease in OFS Capital WM Investments in 2015 as compared with 2014.

For the three months ended March 31, 2015 we incurred an incentive fee expense to OFS Advisor in the amount of approximately $0.4 million. We did not incur an incentive fee expense for the three months ended March 31, 2014.

Net realized and unrealized gain on investments

For the three months ended March 31, 2015, we recorded total net realized and unrealized gain on investments in the amount of approximately $0.5 million, consisting of approximately $0.1 million of net realized gain on sale of three of our debt investments, $0.4 million of net unrealized depreciation on non-control/non-affiliate investments, and $0.8 million of net unrealized appreciation on affiliate investments.

For the three months ended March 31, 2014, we recorded total net realized and unrealized gain on investments in the amount of approximately $0.7 million, consisting of approximately $0.9 million of net unrealized appreciation on non-control/non-affiliate investments, $0.5 million of net unrealized appreciation on affiliate investments, and $0.8 million of unrealized depreciation on control investment (Tangible).

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2015 and December 31, 2014, we had cash and cash equivalents of $21.3 million and $12.4 million, respectively. During the three months ended March 31, 2015, we had net cash provided by operating activities of $7.0 million, primarily due to $11.0 million of cash we received from principal payments on our portfolio investments, cash collections of $18.3 million from sale of our portfolio investments, including $7.2 million of cash collection from an investment we sold in December 2014, as well as our $3.2 million net increase in net assets resulting from operations. These cash receipts were offset by $24.6 million of cash we used to purchase portfolio investments.

Net cash provided by financing activities was $1.8 million for the three months ended March 31, 2015, primarily attributable to $13.3 million of draws from our SBA debentures (net of the fees), offset by the $8.3 million of net repayments on the OFS Capital WM Credit Facility, and $3.1 million of cash we paid in dividends and distributions.

As of March 31, 2015, OFS Capital WM had $64.3 million in debt outstanding on its $75.0 million revolving credit facility, and $8.2 million remaining in borrowing availability. As of the same date, SBIC I LP had leverage commitments of $149.9 million from the SBA, and $140.9 million of outstanding SBA-guaranteed debentures, leaving incremental borrowing capacity of $9.0 million under present SBIC regulations.

Our primary uses of funds are investments in debt and equity investments, interest payments on indebtedness, payment of other expenses, and cash distributions to our shareholders.

For the three months ended March 31, 2015, we made distributions of approximately $3.3 million, of which approximately 21% represented a return of capital and 79% represented ordinary income.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, May 8, 2015 at 11:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on the Company’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through May 18, 2015 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID # 10065012.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the quarter ended March 31, 2015, which is to be filed with the Securities and Exchange Commission.

OFS Capital Corporation and Subsidiaries

Consolidated Balance Sheets (unaudited)
(Dollar amounts in thousands, except per share data)
	March 31,	December 31,
	2015	2014
Assets
Investments, at fair value
Non-control/non-affiliate investments (cost of $258,984 and $258,004, respectively)	$255,295	$254,666
Affiliate investments (cost of $58,147 and $55,569, respectively)	60,889	57,568
Total investments at fair value	316,184	312,234
Cash and cash equivalents	21,297	12,447
Interest receivable	1,230	676
Receivable from investment sold	-	7,223
Prepaid expenses and other assets	525	556
Intangible asset, net of accumulated amortization of $258 and $209, respectively	2,242	2,291
Goodwill	1,077	1,077
Deferred financing closing costs, net of accumulated amortization of $2,658 and $2,540, respectively	4,754	4,972
Total assets	$347,309	$341,476

Liabilities
Accrued professional fees	$434	$462
Interest payable	742	1,315
Management and incentive fees payable	2,049	1,229
Administration fee payable	541	273
Other payables	241	247
Deferred loan fee revenue	504	572
SBA debentures payable	140,880	127,295
Revolving line of credit	64,348	72,612
Total liabilities	209,739	204,005

Commitments and Contingencies

Net Assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized,
0 shares issued and outstanding as of March 31, 2015 and December 31, 2014	-	-
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 9,662,940 and 9,650,834
shares issued and outstanding as of March 31, 2015 and December 31, 2014, respectively	97	97
Paid-in capital in excess of par	143,529	143,381
Distributions in excess of net investment income	(8,286)	(7,844)
Accumulated net realized loss	(844)	(844)
Net unrealized appreciation on investments	3,074	2,681
Total net assets	137,570	137,471

Total liabilities and net assets	$347,309	$341,476

Number of shares outstanding	9,662,940	9,650,834
Net asset value per share	$14.24	$14.24

OFS Capital Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014

Investment income
Interest income
Non-control/non-affiliate investments	$5,815	$3,786
Affiliate investments	1,343	827
Control investment	-	302
Total interest income	7,158	4,915
Dividend and fee income
Non-control/non-affiliate investments	185	8
Affiliate investments	278	64
Control investment	-	25
Total dividend and fee income	463	97

Total investment income	7,621	5,012

Expenses
Interest expense	1,230	991
Amortization of deferred financing closing costs	117	150
Write-off of deferred financing closing costs	430	-
Amortization of intangible asset	49	63
Management fees	1,555	1,264
Incentive fee	375	-
Professional fees	315	454
Administration fee	541	475
General and administrative expenses	260	215

Total expenses	4,872	3,612

Net investment income	2,749	1,400

Net realized and unrealized gain (loss) on investments
Net realized gain on non-control/non-affiliate investments	90	-
Net change in unrealized appreciation/depreciation on
non-control/non-affiliate investments	(353)	926
Net change in unrealized appreciation/depreciation on affiliate investments	746	519
Net change in unrealized depreciation on control investment	-	(794)

Net realized and unrealized gain on investments	483	651

Net increase in net assets resulting from operations	$3,232	$2,051

Net investment income per common share - basic and diluted	$0.28	$0.15
Net increase in net assets resulting from operations
per common share - basic and diluted	$0.33	$0.21
Dividends and distributions declared per common share	$0.34	$0.34
Basic and diluted weighted average shares outstanding	9,650,969	9,631,155

Non-GAAP Financial Measure – Adjusted Net Investment Income (“Adjusted NII”)

On a supplemental basis, we disclose Adjusted NII (including on a per share basis), which is a financial measure calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted NII represents net investment income, (1) excluding write-offs of deferred financing closing costs associated with our permanent reductions of the OFS Capital WM Credit Facility, and (2) adding back the amount of net investment income incentive fee expenses associated with the write-offs that we would have incurred had the write-offs not occurred. Management believes that providing Adjusted NII may facilitate a more complete analysis and greater transparency into OFS Capital’s ongoing operations, particularly in comparing underlying results from period to period, and afford investors a view of results that may be more easily compared to those of other companies.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted NII for the periods presented:

	Quarter Ended March 31,
	2015	2014
	(Dollar amounts in thousands, except per share data)

Net investment income	$2,749	$1,400

Write-off of deferred financing closing costs	430	-
Incentive fee	(336)	-
Write-off of deferred financing closing costs, net	94	-

Adjusted net investment income	$2,843	$1,400

Adjusted net investment income per common share:
Basic and diluted	$0.29	$0.15

Weighted average shares outstanding:
Basic and diluted	9,650,969	9,631,155

Adjusted NII may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted NII should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

ABOUT OFS CAPITAL

OFS Capital is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital's investment objective is to provide shareholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately-held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 to $20 million in companies with annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other minority equity securities. OFS Capital's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may contain forward-looking statements that involve substantial risks and uncertainties, some of which are beyond the control of OFS Capital’s management, and are difficult to predict.  Such forward-looking statements are not historical facts but, rather, reflect assumptions, estimates, and projections by OFS Capital concerning anticipated results and provide no guarantee of future performance.  All forward-looking statements speak only as of the date of this press release, and OFS Capital undertakes no duty to update any forward-looking statements herein made.

INVESTOR RELATIONS CONTACT:

Steve Altebrando

646-783-8473

saltebrando@ofsmanagement.com